DRAFT OF JULY 8, 2005, SUBJECT TO CHANGE

__________, 2005

Pioneer Variable Contracts Trust
60 State Street
Boston, Massachusetts 02109

Variable Insurance Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization (the "Agreement") made as of ______, 2005 by and between Pioneer Variable Contracts Trust, a Delaware statutory trust, on behalf of its series, [Pioneer Portfolio] ("Acquiring Portfolio"), and Variable Insurance Funds, a Massachusetts business trust, on behalf of its series, [AmSouth Fund] ("Acquired Portfolio"). Pursuant to the Agreement, Acquiring Portfolio will acquire all of the assets of Acquired Portfolio in exchange solely for (i) the assumption by Acquiring Portfolio of all of the Assumed Liabilities of Acquired Portfolio, as defined in the Agreement (the "Acquired Portfolio Liabilities"), and (ii) the issuance of Class II shares of beneficial interest of Acquiring Portfolio (the "Acquiring Portfolio Shares") to Acquired Portfolio, followed by the distribution by Acquired Portfolio, in liquidation of Acquired Portfolio, of the Acquiring Portfolio Shares to the shareholders of Acquired Portfolio and the termination of Acquired Portfolio (the foregoing together constituting the "Transaction"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

In rendering this opinion, we have examined and relied upon (i) the prospectus for Acquiring Portfolio dated ___________; (ii) the statement of additional information for Acquiring Portfolio dated _____________; (iii) the prospectus for Acquired Portfolio dated __________; (iv) the statement of additional information for Acquired Portfolio dated ___________; (v) the Notice of Special Meeting of Shareholders Scheduled for __________ and the accompanying proxy statement and prospectus on Form N-14; (vi) the Agreement; (vii) the tax representation certificates delivered pursuant to the Agreement and relevant to this opinion (the "Representation Certificates"); and (viii) such other documents as we deemed necessary or relevant to our analysis.

In our examination of documents, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed, with your permission, that (i) all parties to the Agreement and to any other documents examined by us have
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Pioneer Variable Contracts Trust
Variable Insurance Funds
__________, 2005
Page 2




acted, and will act, in accordance with the terms of such Agreement and documents and that the Transaction will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Certificates are, on the date hereof, and will be, at the consummation of the Transaction and thereafter as relevant, true and complete; (iii) any representation made in any of the documents referred to herein "to the knowledge and belief" (or similar qualification) of any person or party is, and at the consummation of the Transaction will be, correct without such qualification; and (iv) as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently any of the above assumptions or representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our judgment as to the proper treatment of the Transaction for United States federal income tax purposes based upon the relevant provisions of the Code, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, all as in effect on the date of this opinion. We cannot give any assurance that such laws will not be amended or otherwise changed after the consummation of the Transaction or that any such changes will not affect the conclusions expressed herein. We undertake no obligation to update or supplement this opinion to reflect any changes in law that may occur.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon the Internal Revenue Service (the "IRS") or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion is limited to the specific United States federal income tax consequences of the Transaction set forth below. It does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Transaction or any other transaction, including any transaction undertaken in connection with the Transaction. This opinion may not apply to certain classes of taxpayers, including without limitation shareholders who are not citizens or residents of the United States, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or foreign currencies, or persons who hold their shares as part of a straddle or conversion transaction.

On the basis of and subject to the foregoing and in reliance upon the representations, facts and assumptions described above, we are of the opinion that the acquisition by Acquiring Portfolio of the assets of Acquired Portfolio solely in exchange for the issuance of Acquiring Portfolio Shares to Acquired Portfolio and the assumption of the Acquired Portfolio Liabilities by Acquiring Portfolio, followed by the distribution by Acquired Portfolio, in liquidation of Acquired Portfolio, of Acquiring Portfolio Shares to Acquired Portfolio shareholders in exchange for their
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Pioneer Variable Contracts Trust
Variable Insurance Funds
__________, 2005
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Acquired Portfolio Shares and the termination of Acquired Portfolio, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

As indicated above, our opinion is based solely on the documents that we have examined, including without limitation the Representation Certificates and the assumptions described herein. If any of the facts or representations contained in such documents is, or later becomes, inaccurate in any material respect, or if any of the assumptions we have made is, or later becomes, unfounded in any material respect, our opinion may be adversely affected and may not be relied upon.

This opinion is being delivered to you solely in connection with the closing condition set forth in Section 8.5 of the Agreement. This opinion is intended solely for the benefit of you and the shareholders of the Acquired Portfolio and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.



                                                 Very truly yours,

                                                 WILMER CUTLER PICKERING
                                                 HALE AND DORR LLP


                                                 By:  __________________